EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                AGFA CORPORATION

                           AUTOLOGIC ACQUISITION CORP.

                                       AND

                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.

                               SEPTEMBER 25, 2001

                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I  The Offer.........................................................2
  SECTION 1.1  The Offer.....................................................2
  SECTION 1.2  Offer Documents...............................................3
  SECTION 1.3  Company Actions...............................................4
  SECTION 1.4  Directors.....................................................5
ARTICLE II  The Merger.......................................................6
  SECTION 2.1  The Merger....................................................6
  SECTION 2.2  Effective Time; Closing.......................................6
  SECTION 2.3  Effect of the Merger..........................................6
  SECTION 2.4  Certificate of Incorporation; Bylaws..........................6
  SECTION 2.5  Directors and Officers........................................7
  SECTION 2.6  Effect on Capital Stock.......................................7
  SECTION 2.7  Payment for Shares............................................7
  SECTION 2.8  Stock Transfer Books..........................................9
  SECTION 2.9  Stock Options.................................................9
  SECTION 2.10  Dissenting Shares...........................................10
ARTICLE III  Representations and Warranties of the Company..................10
  SECTION 3.1  Organization; Subsidiaries...................................10
  SECTION 3.2  Company Capitalization.......................................11
  SECTION 3.3  Obligations With Respect to Capital Stock....................12
  SECTION 3.4  Authority; Non-Contravention.................................13
  SECTION 3.5  SEC Filings; Company Financial Statements....................14
  SECTION 3.6  Absence of Certain Changes or Events.........................15
  SECTION 3.7  Taxes........................................................18
  SECTION 3.8  Properties...................................................21
  SECTION 3.9  Intellectual Property........................................21
  SECTION 3.10  Compliance with Laws........................................24
  SECTION 3.11  Litigation..................................................24
  SECTION 3.12  Employee Benefit Plans......................................25
  SECTION 3.13 Material Contracts...........................................28
  SECTION 3.14  Investment Banking Fees.....................................29
  SECTION 3.15  Insurance...................................................29
  SECTION 3.16  Disclosure..................................................30
  SECTION 3.17  Fairness Opinion............................................30
  SECTION 3.18  Related Party Transactions..................................31
  SECTION 3.19  Joint Ventures; Partnerships and Similar Arrangements.......31
  SECTION 3.20.  Environmental Matters......................................31
ARTICLE IV  Representations and Warranties of Parent and Merger Sub.........32
  SECTION 4.1  Organization, Standing and Power.............................32
  SECTION 4.2  Authority; Non-Contravention.................................32
  SECTION 4.3  Disclosure...................................................33
  SECTION 4.4  Brokers' and Finders' Fees...................................34
  SECTION 4.5  Financing....................................................34
ARTICLE V  Conduct Prior to the Effective Time..............................34

  SECTION 5.1  Conduct of Business by the Company...........................34
ARTICLE VI  Additional Agreements...........................................37
  SECTION 6.1  Stockholder Approval.........................................37
  SECTION 6.2  No Solicitation..............................................39
  SECTION 6.3  Obligations of Merger Sub....................................41
  SECTION 6.4  Confidentiality; Access to Information.......................41
  SECTION 6.5  Public Disclosure............................................41
  SECTION 6.6  Reasonable Efforts; Notification.............................42
  SECTION 6.7  Indemnification..............................................43
  SECTION 6.8  Takeover Statutes; Rights Plan...............................44
  SECTION 6.9  Certain Employee Benefits....................................44
  SECTION 6.10  Employment, Noncompetition, and Other Agreements............44
  SECTION 6.12  Transfer Tax................................................44
  SECTION 6.12  Termination of Certain Agreements...........................45
ARTICLE VII  Conditions to the Merger.......................................45
  SECTION 7.1  Conditions to Obligations of Each Party to Effect the Merger.45
ARTICLE VIII  Termination...................................................45
  SECTION 8.1.  Termination.................................................45
  SECTION 8.2.  Effect of Termination.......................................47
  SECTION 8.3.  Fees and Expenses Payable by the Company....................47
  SECTION 8.4  Termination Fee..............................................48
ARTICLE IX  General Provisions..............................................48
  SECTION 9.1.  Effectiveness of Representations, Warranties and Agreements.48
  SECTION 9.2.  Notices.....................................................48
  SECTION 9.3.  Amendment...................................................50
  SECTION 9.4.  Waiver......................................................50
  SECTION 9.5  Interpretation; Certain Defined Terms........................50
  SECTION 9.6  Counterparts.................................................51
  SECTION 9.7  Entire Agreement; Third Party Beneficiaries..................51
  SECTION 9.8  Severability.................................................51
  SECTION 9.9  Other Remedies; Specific Performance.........................52
  SECTION 9.10  Governing Law...............................................52
  SECTION 9.11  Rules of Construction.......................................52
  SECTION 9.12  Assignment..................................................52
  SECTION 9.13  Jurisdiction................................................52

Annex A
Exhibit A...Stockholders' Agreements
Exhibit B...Transaction Option Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 25, 2001, among Agfa Corporation, a Delaware corporation ("Parent"), Autologic Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Autologic Information International, Inc., a Delaware corporation ("Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Merger Sub commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares" or "Company Common Stock"), upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has unanimously approved such tender offer and agreed to recommend to its stockholders that they accept the tender offer and tender their Company Common Stock pursuant thereto;

     WHEREAS, concurrently with or prior to the execution and delivery of this Agreement and as a condition of and inducement to Parent and Merger Sub entering into this Agreement (i) Volt Information Sciences, Inc. ("Volt") is entering into an agreement, dated as of the date hereof, in the form of Exhibit A-1 hereto (the "Volt Stockholder's Agreement"), providing for the tender of the Shares held by such stockholder pursuant to the Offer (as defined in Section 1.1) and certain other matters with respect to its Shares and (ii) the Board of Directors of the Company has approved the execution and delivery of the Volt Stockholder's Agreement;

     WHEREAS, concurrently with or prior to the execution and delivery of this Agreement and as a condition of and inducement to Parent and Merger Sub entering into this Agreement (i) the officers and directors of the Company are entering into an agreement, dated as of the date hereof, in the form of Exhibit A-2 hereto (the "Individual Stockholders' Agreement" and, together with the Volt Stockholder's Agreement, the "Stockholders' Agreements"), providing for the tender of the Shares held by such stockholders pursuant to the Offer and certain other matters with respect to their Shares and (ii) the Board of Directors of the Company has approved the execution and delivery of the Individual Stockholders' Agreement;

     WHEREAS, concurrently with or prior to the execution and delivery of this Agreement and as a further condition of and inducement to Parent and Merger Sub entering into this Agreement (i) Parent and the Company are entering into an agreement, dated as of the date hereof, in the form of Exhibit B hereto (the "Transaction Option Agreement"), pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock and (ii) the Board of Directors of the Company has approved the execution and delivery of the Transaction Option Agreement; and

                        Agreement and Plan of Merger -- 2


     WHEREAS, Parent, Merger Sub and the Company are making herein certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribing various conditions to consummation thereof.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Stockholders' Agreements and the Transaction Option Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

     SECTION 1.1 THE OFFER.

     (a) Provided that none of the events set forth in the Annex A hereto shall have occurred and be continuing, as promptly as practicable (but in no event later than five business days after the date of the public announcement (on the date hereof or on the following day) by Parent and the Company of this Agreement), Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $7.127 per share, net to the seller in cash (the "Offer Consideration"). The obligations of Parent and Merger Sub to commence the Offer, consummate the Offer, accept for payment and pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject to those conditions set forth on Annex A hereto.

     (b) Parent and Merger Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (and Parent shall cause Merger Sub not to) (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change the conditions to the Offer set forth in Annex A hereto, (iii) impose conditions to the Offer in addition to those set forth in Annex A, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" means, as of any date: the number of shares of Company Common Stock outstanding, together with Shares which the Company may be required to issue pursuant to obligations outstanding at that date under employee stock option or similar benefit plans, warrants or otherwise) (the "Minimum Condition"), (v) extend the expiration date of the Offer (except as set forth below ), or (vi) amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; provided, however, that: (A) except as set forth above, Merger Sub may waive any condition to the Offer, in whole or in part, in its sole discretion; (B) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules, regulations, interpretations or positions of the United States Securities and Exchange Commission (the "SEC") or the staff thereof; (C) if all of the conditions to the Offer

                        Agreement and Plan of Merger -- 3


set forth on Annex A are not satisfied or waived on any Offer expiration date, and if all of such conditions are then still reasonably capable of being satisfied prior to the Termination Date (as defined in Section 9.5(g)), Merger Sub may, in its sole discretion, extend the Offer from time to time (each such individual extension not to exceed ten (10) business days after the previously scheduled expiration date) until such conditions are satisfied or waived, but in no event later than the termination of this Agreement in accordance with its terms; and (D) the Offer may be extended for one or more periods not to exceed twenty (20) business days in the aggregate, if on such expiration date the conditions of the Offer described on Annex A hereto shall have been satisfied or earlier waived, but the number of shares of Company Common Stock that have been validly tendered and not withdrawn represents less than ninety percent (90%) of the then issued and outstanding shares of Company Common Stock on a fully diluted basis. Notwithstanding the foregoing, Merger Sub may not, without the Company's prior written consent, extend the Offer pursuant to clause (C) of the prior sentence if the failure to satisfy any of the conditions to the Offer set forth on Annex A attached hereto was directly or indirectly caused by an act or omission of Parent or Merger Sub that constitutes a material breach of this Agreement. Assuming the prior satisfaction or waiver of the conditions to the Offer set forth on Annex A hereto, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. The initial expiration date of the Offer (unless extended as provided herein) shall be 20 business days from the commencement of the Offer.

     SECTION 1.2 OFFER DOCUMENTS. As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO promulgated under
Section 14(d)(1) of the Exchange Act (the "Schedule TO") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and shall conform in all material respects with the requirements of the Exchange Act and any other applicable law; provided, however, that no agreement or representation hereby is made or shall be made by Parent or Merger Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public filings with the SEC that is included or incorporated by reference in, the Offer Documents, (ii) deliver a copy of the Schedule TO to the Company at its principal executive office, (iii) give telephonic notice of and mail to the National Association of Securities Dealers, Inc. (the "NASD") a copy of the Schedule TO in accordance with Rule 14d-3 promulgated under the Exchange Act, and (iv) mail the Offer Documents to the holders of Company Common Stock. Parent, Merger Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Merger Sub shall comply in all material

                     Agreement and Plan of Merger -- Page 4


respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel any comments Parent, Merger Sub or their counsel may received from the SEC with respect to the Offer Documents promptly after the receipt of such comments.

     SECTION 1.3 COMPANY ACTIONS. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) approved and declared advisable each of this Agreement, the Transaction Option Agreement, the Stockholders' Agreements, and the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval constitutes approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law (as amended, the "DGCL") such that the Offer, the Merger, this Agreement, the Transaction Option Agreement and the Stockholders' Agreements are not and shall not be subject to any restriction pursuant to Section 203 of the DGCL, and (ii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the holders of Company Common Stock (the recommendations referred to in this clause
(ii) are collectively referred to in this Agreement as the "Recommendations"), and (b) Morgan Lewis Githens & Ahn, Inc. ("MLGA") has delivered to the Board of Directors of the Company its written opinion that, as of the date hereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer pursuant to this Agreement is fair, from a financial point of view, to such holders and The Seidler Companies Incorporated ("Seidler") has delivered to a Special Committee of the Board of Directors of the Company its written opinion that, as of the date hereof, the Offer Consideration to be received by the holders of the Company Common Stock other than Volt in the Offer pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company hereby consents to the inclusion in the Offer Documents of the Recommendations. The Company hereby agrees to file with the SEC on the date of filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the Recommendations and otherwise complying with Rule 14d-9 under the Exchange Act and shall mail or cause to be mailed the Schedule 14D-9 to the holders of the Company Common Stock on the same date as the Offer Documents are mailed. The
Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law; provided, however, that no agreement or representation hereby is made or shall be made by the Company with respect to information supplied by Parent or Merger Sub expressly for inclusion in the Schedule 14D-9 for purposes of compliance with Section 14(f) of the Exchange Act. The Company, Parent and Merger Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Merger Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to

                     Agreement and Plan of Merger -- Page 5


the filing thereof with the SEC. The Company agrees to provide Parent and Merger Sub and their counsel any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments. In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent, Merger Sub or any of their agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession or under their control.

     SECTION 1.4 DIRECTORS.

     (a) Promptly following Merger Sub's acceptance for payment of and payment for such number of shares of Company Common Stock which represents at least a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis, on the Offer Closing Date (as defined in Section 9.5) (the "Appointment Time"), Merger Sub shall be entitled, subject to compliance with
Section 14(f) of the Exchange Act, to designate such number of directors, rounded up to the next whole number (and in no event less than a majority of the Board of Directors) as will give Merger Sub representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased by Merger Sub bears to the aggregate number of Shares issued and outstanding on the Offer Closing Date (such number being, the "Board Percentage"), and the Company shall, upon request by Merger Sub, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Board of Directors of the Company and shall use reasonable best efforts to cause Merger Sub's designees promptly to be so elected. At the request of Merger Sub, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, if necessary, calling a special meeting of its stockholders for the purpose of such election and mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9.

     (b) Following the election or appointment of Merger Sub's designees pursuant to this Section 1.4 and prior to the Effective Time (as defined in Section 2.2) of the Merger, any (i) amendment or termination of this Agreement,
(ii) extension for the performance or waiver of the

                     Agreement and Plan of Merger -- Page 6


obligations or other acts of Parent or Merger Sub, or (iii) waiver of the Company's rights hereunder shall require the concurrence of a majority of directors of the Company then in office who are "Continuing Directors". The term "Continuing Director" shall mean (i) each member of the Board of Directors of the Company on the date hereof and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation").

     SECTION 2.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, on the Closing Date (as defined below) the parties shall file a certificate of merger or, if applicable, certificate of ownership and merger (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Merger Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time"). The closing of the Merger will take place at 10:00 a.m. (Boston time) on a date to be specified by Parent or Merger Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, High Street Tower, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

     SECTION 2.4 CERTIFICATE OF INCORPORATION; BYLAWS.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that at the Effective Time Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "Autologic Information International, Inc.," and the provisions regarding indemnification of officers and directors shall conform to the similar provisions presently contained in the Company's Certificate of Incorporation.

                     Agreement and Plan of Merger -- Page 7


     (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 2.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     SECTION 2.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any security holder of the Company:

     (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and Dissenting Shares (as defined in Section 2.10), will be canceled and extinguished and automatically converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon, less any required withholding transfer and other conveyance taxes, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7 (the "Merger Consideration").

     (b) CANCELLATION OF COMPANY-OWNED AND PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Parent or Merger Sub (or any of their respective subsidiaries) immediately prior to the Effective Time shall be canceled and extinguished and no consideration shall be delivered or deliverable in exchange therefor.

     (c) OPTIONS. At the Effective Time, all outstanding options to purchase Company Common Stock, whether under the 1976 Incentive Stock Option Plan, the 1985 Director's Option Plan and the 1995 Stock Option Plan (the "Company Stock Option Plans") or option agreements or otherwise, shall be treated in accordance with Section 2.9 of this Agreement.

     (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     SECTION 2.7 PAYMENT FOR SHARES.

     (a) PAYING AGENT. Prior to the Effective Time, Merger Sub shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the

                     Agreement and Plan of Merger -- Page 8


"Paying Agent") for the payment of the Merger Consideration, and Merger Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.6(a).

     (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company, Parent, Merger Sub or any of their respective subsidiaries or holders of Dissenting Shares) of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be paid in cash an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate shall represent for all purposes only the right to receive the Merger Consideration as contemplated in Section 2.6.

     (c) TERMINATION OF PAYMENT FUND; INTEREST. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock after 180 days from the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. Any interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

     (d) NO LIABILITY. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                        Agreement and Plan of Merger -- 9


     (e) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

     (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

     SECTION 2.9 STOCK OPTIONS. Promptly after the Offer Closing Date (but subject to the next sentence), each holder of a then outstanding Company Option (as defined in Section 3.2), shall, in settlement thereof, receive from Merger Sub for each Share subject to such Company Option (whether or not such Company Option is vested) an amount in cash equal to the difference between (i) the Offer Consideration and (ii) the sum of the per Share exercise price of such Company Option and applicable withholding taxes, to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Company Option shall be canceled; provided that each option holder shall not be entitled to the Option Consideration unless and until such holder shall have signed an agreement reasonably acceptable to Parent agreeing to such termination. The surrender of a Company Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option. In accordance with the terms of the Company Option Plans, at the Effective Time, all outstanding Company Options shall be terminated and shall no longer represent the right to

                       Agreement and Plan of Merger -- 10


acquire Company Common Stock (or capital stock of the Surviving Corporation). Prior to the Effective Time, the Company shall obtain all necessary consents or releases from holders of Company Options under the Company Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.9. The Company shall use its reasonable best efforts to ensure that (i) all Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) following the Effective Time no participant in any Company Stock Option Plan or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall have the right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 2.10 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.1 ORGANIZATION; SUBSIDIARIES.

     (a) The Company and each of its subsidiaries identified in Section 3.1(a) of the written disclosure schedule delivered by Company to Parent (the "Company Disclosure Schedule") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly

                       Agreement and Plan of Merger -- 11


qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 9.5) on the Company. Section 3.1(a) of the Company Disclosure Schedule indicates the jurisdiction of organization of each subsidiary of the Company and the Company's direct or indirect equity interest therein. True and correct copies of the Certificate of Incorporation and By-laws of the Company and copies of similar governing instruments of each of its subsidiaries (collectively, the "Company Charter Documents") have been delivered to Parent and each such instrument is in full force and effect.

     (b) Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, partnership, joint venture arrangement or other business entity, except for passive investments in equity interests of public companies as part of the cash management program of the Company. All subsidiaries of the Company are owned by the Company in the manner set forth on Section 3.1(a) to the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature under which it may become obligated to make any future material investment in or material capital contribution to any other entity. The Company does not have any subsidiaries that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC other than Xitron, Incorporated, a Michigan corporation. Neither the Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity.

     SECTION 3.2 COMPANY CAPITALIZATION.

     (a) The authorized capital stock of the Company consists solely of (i) 12,000,000 shares of Company Common Stock, par value $0.01 per share, of which there are 5,787,970 shares issued and outstanding as of the date hereof and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding as of the date hereof. As of the date hereof, there are no shares of Company Common Stock held in treasury by the Company.

     (b) As of the date hereof, 238,800 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plans (collectively, the "Company Options"). Section 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which installments of such Company Option become exercisable; and (vi) the date on which such Company Option expires. The Company has made

                       Agreement and Plan of Merger -- 12


available to Parent accurate and complete copies of the Company Stock Option Plans and the standard forms of stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock from the Company other than pursuant to the Transaction Option Agreement and the Company Stock Option Plans. To the Company's knowledge, there are no options outstanding to purchase shares of Company Common Stock from persons other than the Company other than pursuant to the Volt Stockholder's Agreement.

     (c) All outstanding shares of Company Common Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of the Company Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-laws of the Company or any agreement or document to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4). There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which require consent for the Company to perform its obligations under any actions contemplated by this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     SECTION 3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.2 hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by the Company. The Company owns all of the securities of its subsidiaries identified in Section
3.1 of the Company Disclosure Schedule, free and clear of all Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by any such subsidiary. For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (except under Federal and state securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except pursuant to the Transaction

                       Agreement and Plan of Merger -- 13


Option Agreement and Company Options, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Schedule 3.3 of the Company Disclosure Schedule, there are no registration rights with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     SECTION 3.4 AUTHORITY; NON-CONTRAVENTION.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement, the Transaction Option Agreement and the Stockholders' Agreements and, subject, if required with respect to the consummation of the Merger, to the Company Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Option Agreement and the Stockholders' Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to the consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") pursuant to the DGCL and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement, the Stockholders' Agreements and the Transaction Option Agreement have been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Transaction Option Agreement or the Stockholders' Agreement. The Company has complied with, or has taken all actions necessary to render inapplicable any state takeover statute or regulation applicable to the Merger, this Agreement and the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement, the Transaction Option Agreement and the Stockholders' Agreements by the Company do not, and the performance of this Agreement, the Transaction Option Agreement and the Stockholders' Agreements by the Company will not, (i) conflict with or violate any Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals (if required) and compliance with the

                       Agreement and Plan of Merger -- 14


requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) except as set forth in Section 3.4(b) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and
(iii), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, amendments, accelerations, cancellations or Encumbrances or rights which would not have a Material Adverse Effect on the Company.

     (c) No action by or in respect of, or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity") or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities laws, whether state or foreign and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained would not have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, the Stockholders' Agreements and the Transaction Option Agreement.

     SECTION 3.5 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

     (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 29, 1996 under Section 13(a) or
Section 15(d) of the Exchange Act. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently

                       Agreement and Plan of Merger -- 15


filed Company SEC Report. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) (i) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing such SEC Reports, (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect on the date of filing such SEC Reports applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and (iii) fairly presented, in all material respects, the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

     (ii) The consolidated balance sheet of the Company contained in the Company SEC Reports as of November 3, 2000 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials or in the Company SEC Reports filed, in each case, prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which would have a Material Adverse Effect on the Company except (i) for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement, the Transaction Option Agreement or the Stockholders' Agreements and (iii) liabilities, commitments and contingencies not required to be included therein under GAAP or that are reflected on the Company Disclosure Schedule.

     SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Reports or in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the business of the Company and each of its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement, the Stockholders' Agreements and the Transaction Option Agreement) and there is not and has not been by the Company or any of its subsidiaries:

     (a) any Material Adverse Change (as defined in Section 9.5);

     (b) except as provided in this Agreement, any waiver of any stock repurchase rights, acceleration, amendment or change in the period of exercisability of options or restricted stock, repricing of options granted under any employee, consultant, director or other stock plans or authorization of cash payments in exchange for any options granted under any of such plans;

     (c) granted any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee other than in the ordinary course of business, consistent with past practice, except pursuant to written agreements in effect, or policies existing,

                       Agreement and Plan of Merger -- 16


on the date hereof (or as required by applicable law), copies of which have been provided to Parent, or any adoption or entering into any new severance plan or agreements;

     (d) any entering into any licensing or other agreement with regard to the acquisition, distribution or licensing of any Intellectual Property, or transfer or license to any person or entity of any Intellectual Property, other than non-exclusive licenses, distribution or other similar agreements entered in the ordinary course of business consistent with past practice;

     (e) any declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combination or reclassification of any capital stock of the Company or any subsidiary or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any subsidiary;

     (f) any purchase, redemption or other acquisition, directly or indirectly, of any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (g) any issuance, delivery, sale, authorization, pledge or other encumbrance with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or entering into other agreements or commitments of any character obligating the Company or any of its subsidiaries to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (A) shares of Company Common Stock pursuant to the exercise of outstanding Company Options, and (B) pursuant to grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice, and in accordance with the terms and conditions of the Company Option Plan pursuant to which such Company Option was granted;

     (h) any amendments to the Company Charter Documents;

     (i) any acquisition or agreement to acquire by merger or consolidation with, or, by purchase of any equity interest in or a portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or other acquisition or agreement to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any of its subsidiaries or any entering into any material joint ventures, partnerships or strategic relationships or alliances (other than such strategic relationships or alliances entered into in the ordinary course of business);

     (j) any sale, lease, license, encumbrance placed on or other disposition of any properties or assets of the Company or of any subsidiary other than sales, leases, licenses or encumbrances of assets or properties in the ordinary course of business consistent with past practice;

                       Agreement and Plan of Merger -- 17


     (k) any incurrence of any indebtedness for borrowed money, or guarantee of any such indebtedness of another person, issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any subsidiary, any entering into any "keep well" or other agreement to maintain any financial statement condition or entering into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

     (l) any making of any loan, advance or capital contribution to or investment in any person, other than in the ordinary course of business consistent with past practice;

     (m) any creation or assumption by the Company or any of its subsidiaries of any Encumbrance on any assets, other than Encumbrances that do not materially detract from the value of such assets or materially impair the use thereof by the Company or its subsidiaries;

     (n) any adoption or amendment (except as required by law) of any employee benefit plan or employee stock purchase or employee stock option plan, or any entering into any employment contract or collective bargaining agreement, or material change in any management policies or procedures;

     (o) any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

     (p) any modification, amendment or termination of any Material Contract (as defined in Section 3.13) to which the Company or any of the Company's subsidiaries is a party or waiver, release or assignment of any material rights or claims thereunder or any entering into any contract that would be deemed a Material Contract;

     (q) any revaluation of any of the Company's or any of its subsidiaries' assets or, except as required by GAAP, any making of any change in accounting methods, principles or practices;

     (r) any extension, amendment or modification of the terms of, or any rights to, any Intellectual Property, including the pricing, policy or practice for any license of software of the Company or of any of the Company's subsidiaries to a third party, such as through discounts or similar practices, lengthening the term of any license or changing the standard basis of pricing other than in the ordinary course of business, consistent with past practice;

     (s) any payment, discharge or satisfaction of any claims (including claims of stockholders), indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for payments, discharges or satisfactions of liabilities, indebtedness or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;

     (t) any adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (except as contemplated by this Agreement);

                       Agreement and Plan of Merger -- 18


     (u) any settlement or compromise of any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that did not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise did not exceed $25,000; provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters did not exceed $50,000;

     (v) any amendment of any term of any outstanding security of the Company or any of its subsidiaries;

     (w) any damage, destruction or casualty loss whether or not covered by insurance affecting the business or assets of the Company or any of its subsidiaries which has had or would have a Material Adverse Effect on the Company;

     (x) any making of any material Tax (as defined in Section 3.7 below) election inconsistent with past practices or settlement or compromise of any material Federal, state, local or foreign Tax liability or agreement to an extension of a statute of limitations for any assessment of any Tax; or

     (y) any taking of any action that would materially delay the consummation of the transactions contemplated hereby or, except as permitted by this Section 3.6, make any of the representations and warranties untrue or incorrect in any material respect;

     (z) any agreement in writing or otherwise any taking of any of the actions (by the Company or any of its subsidiaries) described in Section 3.6 (a) through
(y) above.

     SECTION 3.7 TAXES. To the extent the following representations and warranties pertain to a period prior to the date hereof, since January 29, 1996:

     (a) The Company and each of its subsidiaries have timely filed all material Tax Returns required to be filed and have paid all Taxes owed (whether or not shown as due on such returns) or has properly accrued on its books and records in accordance with GAAP a provision for the payment of all such taxes that are due or claimed to be due. All Tax Returns filed by the Company and each of its subsidiaries were true, complete and correct in all material respects.

     (b) The Company and each of its subsidiaries have withheld all Taxes including, without limitation, all Taxes which the Company and each of its subsidiaries are obligated to withhold for amounts paid or owing to employees, creditors and third parties.

     (c) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries. The Company and its subsidiaries have not executed any unexpired waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, and no power of attorney with respect to Tax matters has been executed or filed with any Tax authority.

                       Agreement and Plan of Merger -- 19


     (d) None of the Tax Returns filed or Taxes payable by the Company or any of its subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any taxing authority, and no such, audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company or any of its subsidiaries, threatened. No claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its subsidiaries file Tax Returns that the Company or any of its subsidiaries is or may be subject to any unpaid Tax in that jurisdiction.

     (e) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

     (f) There is no agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including this Agreement, the Stockholders' Agreements, the Transaction Option Agreement and the agreements entered into in connection herewith and therewith that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code, or which would impose a withholding Tax obligation on Parent, the Company or any of its subsidiaries or the Surviving Corporation for amounts described in Section 4999 of the Code.

     (g) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

     (h) Except as set forth in Section 3.7(h) of Company Disclosure Schedule, neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement (including but not limited to any advance pricing agreement, closing agreement or other agreement relating to taxes with a Tax authority).

     (i) Neither the Company nor any of its subsidiaries has been or will be required (either as a result of the transactions contemplated by this Agreement, the Stockholders' Agreements, the Transaction Option Agreement or otherwise) to include in taxable income any items of income attributable to, or that accrued in, a prior taxable period that was required to have been but was not recognized in a prior taxable period.

     (j) Neither the Company nor any of its subsidiaries has ever been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock intended to qualify as tax-free treatment under the Code.

     (k) Except as set forth in the Company SEC Reports or in Section 3.7(k) of Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the

                       Agreement and Plan of Merger -- 20


Code or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement, the Stockholders' Agreements and the Transaction Option Agreement).

     (l) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company or any of its subsidiaries that are, or if issued would be, binding on the Company or any of its subsidiaries.

     (m) Neither the Company nor any of its subsidiaries has ever (i) made an election under Section 1362 at the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law.

     (n) Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which was the Company), and neither the Company nor any of its subsidiaries has any liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

     (o) Except as set forth in Section 3.7(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has, or has had, a permanent establishment or other taxable presence in (or would otherwise be treated as having engaged in business in), any foreign country other than a country under the laws of which a subsidiary of the Company is organized.

     (p) No portion of the amounts deliverable pursuant to this Agreement, the Stockholders' Agreements and the Transaction Option Agreement to holders of Company Common Stock is subject to Tax withholding, including but not limited to the Tax withholding provisions of Section 3406 of the Code, or of subchapter A of Chapter 3 of the Code, or of any other provision of law.

     (q) None of the shares of Company Common Stock outstanding are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.

     (r) There are no liens or encumbrances for Taxes on any of the assets of the Company or any of its subsidiaries except for ad valorem taxes that are not yet due or payable.

     (s) Neither the Company nor any of its subsidiaries owns or has owned, directly, indirectly or by attribution, any interest in an entity that would be treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnerships, limited liability company or other arrangement which could be treated as a partnership for tax purposes.

     (t) For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties,

                       Agreement and Plan of Merger -- 21


impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, gross or net income, capital profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative or add-on minimum, lease, service, license, severance, stamp, occupation premium, environmental, windfall profit, excise and property taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

     SECTION 3.8 PROPERTIES.

     (a) The Company or one of its subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the Company Balance Sheet, in each case, as being owned by the Company or one of its subsidiaries (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after the date of the Company Balance Sheet which are material to the Company's or any of its subsidiaries' business, free and clear of all Encumbrances, except statutory Encumbrances securing payments not yet due, and such Encumbrances which would not have a Material Adverse Effect on the Company and (ii) is the lessee of all leasehold estates (x) reflected in the Company Balance Sheet or
(y) acquired after the date of the Company Balance Sheet, in each case, which are material to the business of the Company and its subsidiaries taken as a whole (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company or any one of its subsidiaries, as the case may be, and there is no default thereunder by the Company or any of its subsidiaries which would have a Material Adverse Effect on the Company and, to the Company's or any of its subsidiaries' knowledge, as of the date hereof, there is no material default by the lessor. Neither the Company nor any of its subsidiaries has received notice of and neither has knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation.

     SECTION 3.9 INTELLECTUAL PROPERTY.

     (a) "INTELLECTUAL PROPERTY" means all of the following as they exist in all jurisdictions throughout the world, in each case, owned by or licensed to, the Company or any subsidiary of

                       Agreement and Plan of Merger -- 22


the Company in the business of the Company or any of its subsidiaries, as the case may be, as currently conducted or proposed to be conducted:

          (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

          (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names and Web sites, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof and all goodwill associated therewith;

          (iii) copyrights, including all renewals and extensions thereof, copyright registrations and applications for registration thereof,and non-registered copyrights;

          (iv) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and

          (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto (the "Software").

     (b) Section 3.9(B) of the Company Disclosure Schedule:

          (i) sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned by the Company or any of its subsidiaries;

          (ii) sets forth all material licenses, sublicenses, and other agreements or permissions under which the Company or any of its subsidiaries is a licensor or licensee of any Intellectual Property, other than "off the shelf" software; and

          (iii) sets forth and describes the status of any material agreements involving Intellectual Property currently in negotiation or proposed by the Company or any of its subsidiaries.

     (c) The Company or a subsidiary of the Company exclusively owns or has the right to use all Intellectual Property necessary to the conduct of the business of the Company and each of its subsidiaries, as the case may be, except where the failure to so own or have the right to use such Intellectual Property would not have a Material Adverse Effect on the Company. All Intellectual Property owned by the Company or any of its subsidiaries is free and clear of all Encumbrances, except where such Encumbrances would not have a Material Adverse Effect on the Company.

                       Agreement and Plan of Merger -- 23


     (d) Except as set forth on Section 3.9(d) of the Company Disclosure Schedule, none of the Intellectual Property owned by the Company or any of its subsidiaries or, to the Company's and its subsidiaries' knowledge, any Intellectual Property licensed to the Company or any of its subsidiaries, infringes on the intellectual property or other proprietary rights of third parties, except where such infringement would not have a Material Adverse Effect on the Company.

     (e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is or has been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of the Company or any of its subsidiaries, is any claim or action threatened, that challenges the validity, enforceability, ownership or right to use, sell or license any Intellectual Property, or alleges the infringement of or by the Intellectual Property, except for claims that would not have a Material Adverse Effect on the Company. Except as set forth in
Section 3.9(e) of the Company Disclosure Schedule, to the knowledge of the Company and each of its subsidiaries, no third party is infringing upon any Intellectual Property owned by or licensed to or by the Company.

     (f) The Company and each of its subsidiaries have taken all reasonably necessary action to maintain and protect the validity and enforceability of each item of Intellectual Property owned by them except for failures to take such actions as would not have a Material Adverse Effect on the Company.

     (g) The Company and each of its subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and the proprietary nature and value of the Technology, except for failures to take such precautions as would not have a Material Adverse Effect on the Company.

     (h) Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, each employee, contractor, agent and consultant of the Company and each of its subsidiaries who is engaged in the development, design or creation of any Intellectual Property has executed a nondisclosure and assignment of inventions agreement to protect the confidentiality of and to vest in the Company or a subsidiary of the Company, as the case may be, exclusive ownership of all Intellectual Property developed, designed or created by such person, and, to the Company's and each of its subsidiaries' knowledge, no such person has violated such agreement. Except as set forth on Section 3.9(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of Intellectual Property created by them during the course of their employment with the Company or any of its subsidiaries as a result of which any such employee, contractor, agent or consultant may have rights to any portion of the Intellectual Property so created by such individual. To the knowledge of the Company and each of its subsidiaries,

                       Agreement and Plan of Merger -- 24


no employee, contractor, agent or consultant of the Company or any of its subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or any of its subsidiaries in violation of the rights of such other person.

     (i) To the knowledge of the Company and its subsidiaries, no officer, employee, contractor, agent or consultant of the Company or any of its subsidiaries is in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the right of any such officer, employee, contractor, agent or consultant to be employed or engaged by the Company or any of its subsidiaries because of the nature of the business conducted or proposed to be conducted by the Company or any of its subsidiaries or relating to the use of trade secrets or proprietary information of others in the conduct of the business of the Company or any of its subsidiaries. To the Company's and each of its subsidiaries' knowledge, the continued employment or retention of their respective officers, employees, contractors, agents or consultants does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.

     (j) All material Software (other than related documentation and off-the-shelf Software) owned by, or licensed to, the Company or any of its subsidiaries, is described in Section 3.9(j) of the Company Disclosure Schedule.

     SECTION 3.10 COMPLIANCE WITH LAWS.

     (a) Neither the Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of, any Legal Requirement applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts and violations that would not have a Material Adverse Effect on the Company. To the Company's and each of its subsidiaries' knowledge, no investigation or review by any Governmental Entity is pending or, has been threatened in a writing delivered to the Company or any of its subsidiaries against the Company or any of its subsidiaries, nor, to the Company's or any of its subsidiaries' knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which would have a Material Adverse Effect on the Company.

     (b) The Company and its subsidiaries hold those permits, licenses, easements variances, exemptions, consents, certificates, orders and approvals from governmental authorities (including, without limitation those permits required under environmental laws) that are material to or necessary for the operation of the business of the Company and each of its subsidiaries as currently conducted (collectively, the "Company Permits"), and are in compliance with the terms of the Company Permits, except where the failure to hold or be in compliance with such Company Permits would not have a Material Adverse Effect on the Company.

     SECTION 3.11 LITIGATION. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no claims, suits, actions, arbitrations, investigations or

                       Agreement and Plan of Merger -- 25


proceedings (or any basis therefor) pending or, to the knowledge of the Company or any of its subsidiaries, threatened against, relating to or affecting the Company, any of its subsidiaries, any officer, director or employee of the Company or any of its subsidiaries in their capacity as such or any person for whom the Company or any of its subsidiaries may be liable or to which any of the Company's or any of its subsidiaries' respective properties may be bound, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, the Stockholders' Agreements or the Transaction Option Agreement and which would have a Material Adverse Effect on the Company or would prevent or delay the ability of the parties hereto to consummate the transactions contemplated by this Agreement, the Stockholders' Agreements or the Transaction Option Agreement or for the Company to perform its obligations hereunder or thereunder. As of the date hereof, no director, officer or employee of the Company or any of its subsidiaries has asserted a claim to seek indemnification from the Company or any of its subsidiaries under any of the Company Charter Documents or any indemnification agreement between the Company or any of its subsidiaries and such person.

     SECTION 3.12 EMPLOYEE BENEFIT PLANS.

     (a) (i) Each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to, as the case may be, by the Company or any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA, which is required to comply with ERISA ("Employee Plans"), complies in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws. To the knowledge of the Company, no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any such Employee Plans which may result in liability of the Company to any Governmental Entity or other person. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code currently has a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification. No Employee Plan is a Multiple Employer Plan as defined in
Section 4001(a)(3) of ERISA.

          (ii) The Company has in all material respects performed all obligations required to be performed by it under ERISA, the Code and any other applicable Legal Requirements and under the terms of each Employee Plan. To the best knowledge of the Company, there exists no material default or violation by any other party with respect to any of such Legal Requirements or terms applicable to any of the Employee Plans.

          (iii) Other than routine claims for benefits, the Company has not received any notice of any pending material claims or lawsuits which have been asserted or instituted against any of the Employee Plans, the assets of the trust or funds under the Employee Plans, the sponsor or administrator of any of the Employee Plans, or against any fiduciary of any of the Employee Plans with respect to the operation of such Employee Plans.

                       Agreement and Plan of Merger -- 26


          (iv) The Company has not received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other Governmental Entity with respect to any of the Employee Plans.

          (v) To the best knowledge of the Company, all contributions required to be made under the terms of the Employee Plans have been timely made. No Employee Plan has an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA).

     (b) Each of the Company's "group health plans" (within the meaning of Section 5000(b)(1) of the Code) have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA"), Title XXII of the Public Health Service Act and the provisions of the Social Security Act, as amended.

     (c) To the best knowledge of the Company, there has been no act or omission by the Company that has given rise to or may give rise to material fines, penalties, Taxes, or related charges under Section 502(c), (i) or (1) or Section 4071 of ERISA or Chapter 43 of the Code or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

     (d) True and complete copies of the following documents with respect to each of the Employee Plans and other employee benefit plans, programs, policies and arrangements maintained by the Company for domestic or international employees (as applicable) including, but not limited to, Code Section 125 plans, and plans or policies providing vacation, severance, deferred compensation, employer stock option, purchase or other stock benefits, and incentive compensation (the "Benefit Arrangements") have been delivered by the Company to
Parent: (i) any current written plans, related trust documents and group annuity contracts, if any, and all amendments thereto (or, if no written plan document exists, a written description of the terms of the plan), (ii) the most recent summary plan description, and (iii) the most recent actuarial report, valuation and/or trust statement relating to such plan.

     (e) Neither the Company nor any of its subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangement pursuant to which the Company, any subsidiary or Parent is or might be required to make payments that would not be deductible for federal income tax purposes by reason of the application of Section 280G of the Code.

     (f) All Benefit Arrangement have been maintained in substantial compliance with their terms and with the requirements prescribed by any and all applicable laws, including, but limited to, ERISA and the Code.

     (g) Except as required by COBRA, there are no employee post-retirement health or welfare plans in effect.

                       Agreement and Plan of Merger -- 27


     (h) The Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their respective employees. Except as set forth on Schedule 3.12(h) of the Company Disclosure Schedule, there are no pending, or, to the Company's or any of its subsidiaries' knowledge, threatened, material claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. To the Company's and each of its subsidiaries' knowledge, no employee of the Company or any of its subsidiaries has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company or any of its subsidiaries and disclosing to the Company or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

     (i) (1) Neither the Company nor any of its subsidiaries is a party to, nor is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company and each of its subsidiaries, neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving the Company or any of its subsidiaries pending or, to the Company's or any of its subsidiaries' knowledge, threatened; (4) no grievance (within the meaning of U.S. labor laws) is pending or , to the knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries; (5) to the knowledge of the Company and each of its subsidiaries, the Company and each of its subsidiaries is in compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that could have a Material Adverse Effect on the Company; (6) the Company and each of its subsidiaries has paid in full to all employees of the Company and its subsidiaries all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statue or other law; (7) except as set forth in Section 3.12(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is liable for any severance pay or other payments to any employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company or any of its subsidiaries, nor to the knowledge of the Company or any of its subsidiaries will the Company or any of its subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its subsidiaries of any persons employed by the Company or any of its subsidiaries on or prior to the Effective Time; and (8) the Company and each of its subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other employee notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (j) Each International Employee Plan (as defined below) has been established, maintained and administered in material compliance with its terms and conditions and with the

                       Agreement and Plan of Merger -- 28


requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, l not offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason in accordance with the terms of each such International Employee Plan (other than expenses typically incurred in a termination event). For purposes of this Section 3.12(j), "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether formally or informally, for the benefit of employees outside the United States.

     SECTION 3.13 Material Contracts.

     (a) Section 3.13 of the Company Disclosure Schedule sets forth a list of all of the following agreements, contracts and commitments, written or oral, to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties is bound as of the date of this Agreement:
(i) mortgages, indentures, security agreements and other material agreements and instruments relating to the borrowing of money by or extension of credit to the Company or any of its subsidiaries (other than accounts payable, accrued expenses, customer advances and similar items in the ordinary course of business that might be deemed the extension of credit) or the guarantee by the Company or any of its subsidiaries of the indebtedness of any person where the amount of such borrowed money, credit extension or indebtedness exceeds $25,000 individually; (ii) employment agreements, consulting agreements and commitments with any officer, employee or member of the Company's or any of its subsidiaries' Board of Directors not cancelable by the Company or one of its subsidiaries, as the case may be, on not more than 90 days' notice and without liability or financial obligation or which involve payments in excess of $25,000; (iii) agreements, orders or commitments not cancelable by the Company or one of its subsidiaries, as the case may be, on not more than 90 days' notice and without liability or financial obligation for the purchase by the Company or any one of its subsidiaries of supplies or finished products exceeding $50,000 per year; (iv) agreements or commitments for capital expenditures involving payments in excess of $25,000 for any single item or $100,000 in the aggregate;
(v) agreements that restrict the Company's or any of its subsidiaries' ability to compete in any business, any line of business or in any geographic region or would so limit the Company, any of its subsidiaries, or the Surviving Corporation or any of its subsidiaries after the Effective Time; (vi) except as contemplated in Section 2.9 with respect to Company Options set forth in Section 3.2(b) in the Company Disclosure Schedule, agreements or plans, including any stock option plan, stock appreciation right or stock purchase plan, any of the benefits of which will be accelerated or the value of which will be calculated by the occurrence of any of the transactions contemplated by this Agreement, the Transaction Option Agreement or the Stockholders' Agreements; (vii) agreements, contracts and commitments other than those described in the foregoing clauses
(i) through (vi) which in any case involve payments or receipts of more than $100,000 per year and which are not cancelable on not more than 90 days' notice and without liability or financial obligation; (viii) agreements pursuant to which the Company or any of its subsidiaries manufactures products for sale by third parties (i.e. OEM or private labeling agreements); (ix) indemnification agreements or subrogation agreements other than those contemplated in the Company Charter Documents, licenses entered into or warranties given in the ordinary course of

                       Agreement and Plan of Merger -- 29


business and similar ordinary course of business undertakings; (x) agreements with U.S. or foreign distributors; and (xi) agreements, contracts and commitments which are currently effective and which have been, or as of the date of this Agreement will be, required to be filed by the Company or any of its subsidiaries with the SEC pursuant to the requirements of the Exchange Act and the rules and regulations thereunder (the items in (i) through (xi) above being, collectively, the "Material Contracts").

     (b) The Company has heretofore furnished to Parent a complete and correct copy of each Material Contract (unless any such Material Contract has not been reduced to writing, in which case the Company has provided a complete and correct written description thereof). Each such Material Contract identified in
Section 3.13 of the Company Disclosure Schedule is a valid and binding obligation of the Company or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment would not have a Material Adverse Effect on the Company. The Company or one of its subsidiaries, as the case may be, has performed, and to the Company's and each of its subsidiaries' knowledge, each other party to any such Material Contract has performed, in all material respects, the obligations required to be performed by it under the Material Contracts, neither the Company nor any of its subsidiaries is, and to the Company's and each of its subsidiaries' knowledge, no other party to any such Material Contract is (with or without lapse of time or the giving of notice, or both), in material breach or default thereunder, and to the Company's and each of its subsidiaries' knowledge no event has occurred which, after notice or the passage of time or both, would constitute a material default under any such Material Contract or impair the Company's or any of its subsidiaries' material rights under any Material Contract, or give to any person rights of termination, amendment, acceleration or cancellation of the Material Contract.

     SECTION 3.14 Investment Banking Fees. Except for fees payable to MLGA and Seidler pursuant to engagement letters copies of which have been provided to Parent, neither the Company nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Transaction Option Agreement, or the Stockholders' Agreements or any transaction contemplated hereby or thereby.

     SECTION 3.15 Insurance. The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, other than such claims which, if adversely determined, would not have a Material Adverse Effect on the Company. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of the Company and each of its subsidiaries, there has been no threatened termination of, or material threatened premium increase with respect to, any of such material policies.

                       Agreement and Plan of Merger -- 30


     SECTION 3.16 Disclosure. The information contained in the Schedule 14D-9 (other than information furnished in writing by Parent or Merger Sub expressly for inclusion in the Schedule 14D-9, as to which the Company makes no representations or warranties) will not, at the time the Schedule 14D-9 is filed with the SEC, stock exchange or other regulatory agency (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company or its subsidiaries or representatives for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Schedule TO and all amendments or supplements thereto will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, and on the date mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) the proxy statement or information statement relating to the Company Stockholders' Meeting (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") will, at the respective times filed with the SEC, stock exchange or any other regulatory agency, on the date mailed to the holders of Company Common Stock and at the time of the Company Stockholders' Meeting (as defined in Section 6.1) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries, affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement or an amendment or supplement to the Offer Documents or the Schedule 14D-9, the Company shall promptly inform Parent and Merger Sub. The -Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or to be made or to be incorporated by reference in any of the foregoing documents based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference thereof.

     SECTION 3.17 Fairness Opinion. The Company has received the opinion of each of MLGA and Seidler to the effect that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair from a financial point of view to the holders of Company Common Stock in the case of the MLGA opinion and the holders of Company Common Stock other than Volt in the case of the Seidler opinion, and signed, true and complete copies of which opinions have been delivered to Parent.

                       Agreement and Plan of Merger -- 31


     SECTION 3.18 Related Party Transactions. Except as reflected in the Company SEC Reports, no director, officer, employee, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (i) has outstanding any indebtedness or other similar obligations (other than advances in the ordinary course of business) to the Company or any of its subsidiaries; (ii) to the knowledge of the Company, owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, or (2) participates in any transaction to which the Company or any of its subsidiaries is a party or (iii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.

     SECTION 3.19 Joint Ventures; Partnerships and Similar Arrangements. Neither the Company nor any of its subsidiaries has any ownership interests in or other economic rights to any joint venture, legal partnership or similar arrangement or is a party to any agreement relating to a joint venture , legal partnership or similar arrangement. There are no agreements, orally or in writing, obligating the Company or any of its subsidiaries to discuss, consider or form any joint venture, legal partnership or similar arrangement.

     SECTION 3.20. Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule, or to the extent the inaccuracy of any of the following would not have a Material Adverse Effect on the Company :

     (a) The Company and each of its subsidiaries are in compliance with, and for the past five years have been in compliance with, all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws").

     (b) No judicial or administrative proceedings are pending or, to the Company's or any of its subsidiaries' knowledge, threatened against the Company or any of its subsidiaries alleging the violation of, or liability under, Environmental Laws.

     (c) The Company and each of its subsidiaries have obtained all permits, registrations, licenses and authorizations required to be obtained or filed by the Company and each of its subsidiaries under any Environmental Laws in connection with the Company's and each of its subsidiaries' operations, and the Company and each of its subsidiaries are in compliance with the terms and conditions of all such Permits.

                       Agreement and Plan of Merger -- 32


     (d) There have been no reports of environmental investigations, studies, audits, tests, reviews or other analyses conducted within the past three years by, on behalf of, or which are known to or in the possession of the Company or any of its subsidiaries with respect to any property or facility currently or formerly owned, operated or leased by the Company or any of its subsidiaries which have not been delivered to Parent prior to execution of this Agreement.

     (e) No Encumbrances have been placed upon any assets of the Company or any of its subsidiaries in connection with any actual or alleged liability under Environmental Laws.

     (f) There are no hazardous or toxic substances, wastes, materials, chemicals, petroleum or petroleum products, asbestos or asbestos containing materials, pollutants or contaminants as defined under any Environmental Law present (x) on, at, or beneath any facility currently, or (y) to the knowledge of the Company or any of its subsidiaries, on, at or beneath any facility formerly, owned or operated by the Company or any of its subsidiaries, except in each case as used in the ordinary course of business and in compliance with Environmental Laws.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted, and is duly qualified or licensed to business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent.

     SECTION 4.2 Authority; Non-Contravention.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Transaction Option Agreement and the Stockholders' Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Option Agreement and the Stockholders' Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement, the Transaction Option Agreement and the Stockholders' Agreements have been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitute the valid and binding obligations of Parent and Merger Sub enforceable in accordance with their terms, except as enforceability may be

                       Agreement and Plan of Merger -- 33


limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

     (b) The execution and delivery of this Agreement, the Transaction Option Agreement, and the Stockholders' Agreements do not and the consummation of the transactions contemplated hereby and thereby by each of Parent and Merger Sub will not conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger sub, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any law, rule, regulation, order, judgment, injunction or decree applicable to Parent or Merger Sub or by which Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, or defaults which would not have a Material Adverse Effect on Parent.

     (c) No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the Exchange Act, and any other applicable securities laws, whether domestic or foreign, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stockholders' Agreements and the Transaction Option Agreement.

     SECTION 4.3 Disclosure. The information contained in the Schedule TO and the Offer Documents (other than information furnished in writing by the Company expressly for inclusion in the Schedule TO or the Offer Documents, as to which Parent and Merger Sub make no representations or warranties) will not, at the respective times the Schedule TO and such Offer Documents are filed with the SEC, stock exchange or other regulatory agency (or such filings are amended or supplemented) and first published, sent or given to holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any

                       Agreement and Plan of Merger -- 34


material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, Parent and Merger Sub shall promptly inform the Company. No representation or warranty is made by Parent or Merger Sub with respect to statements made or to be made or to be incorporated by reference in any of the foregoing documents based on information supplied by the Company expressly for inclusion or incorporation by reference therein.

     SECTION 4.4 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or any transaction contemplated hereby or thereby.

     SECTION 4.5 Financing. Parent has available funds sufficient in amount to permit Merger Sub to consummate the Offer and the Merger and the respective transactions contemplated hereby, and to pay related fees and expenses. No later than contemporaneously with consummation of the Offer contemplated hereby, Parent will make such funds available to Merger Sub to enable Merger Sub to fulfill its obligations hereunder. Parent and Merger Sub expressly acknowledge that Parent's and Merger Sub's ability to obtain financing is not a condition to the obligations of Parent and Merger Sub hereunder.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     SECTION 5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, during that period the Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

     In addition, except as permitted by the terms of this Agreement, the Transaction Option Agreement or the Stockholders' Agreements, and except as contemplated by this Agreement, the Transaction Option Agreement or the Stockholders' Agreements, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time,

                       Agreement and Plan of Merger -- 35


except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not do and shall not permit any of its subsidiaries to do any of the following:

     (a) Except as provided in this Agreement, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) Grant any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee other than in the ordinary course of business, consistent with past practice, except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law), copies of which have been provided to Parent, or adopt or enter into any new severance plan or agreement;

     (c) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any Intellectual Property, or transfer or license to any person or entity any Intellectual Property, other than non-exclusive licenses, distribution or other similar agreements entered in the ordinary course of business consistent with past practice;

     (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any subsidiary;

     (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of outstanding Company Options, and (ii) pursuant to grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice and in accordance with the terms and conditions of the Company Option Plan pursuant to which such Company Option was granted;

     (g) Cause or permit any amendments to the Company Charter Documents;

     (h) Acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are

                       Agreement and Plan of Merger -- 36


material, individually or in the aggregate, to the business of the Company or any subsidiary or enter into any material joint ventures, partnerships, strategic relationships or alliances;

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or of any subsidiary other than sales, leases, licenses, or encumbrances of assets or properties in the ordinary course of business consistent with past practice;

     (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

     (k) Make any loan, advance or capital contribution to or investment in any person, other than in the ordinary course of business consistent with past practice;

     (l) Create or assume any Encumbrance on any assets of the Company or any of its subsidiaries, other than Encumbrances that do not materially detract from the value of such assets or materially impair the use thereof by the Company or its subsidiaries;

     (m) Adopt or amend (except as required by law) any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any employee, or change any management policies or procedures;

     (n) Make any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

     (o) Modify, amend or terminate any Material Contract to which the Company or any of the Company's subsidiaries is a party or waive, release or assign any material rights or claims thereunder or enter into any contract that would be deemed a Material Contract had it existed on the date hereof;

     (p) Revalue any of the Company's or any of its subsidiaries' assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

     (q) Extend, amend or modify the terms of, or any rights to, any Intellectual Property, including the pricing, policy or practice for any license of software of the Company or of any subsidiary to a third party, such as through discounts or similar practices, lengthening the term of any license or changing the standard basis of pricing other than in the ordinary course of business, consistent with past practice;

     (r) Pay, discharge or satisfy any claims (including claims of stockholders), indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for payments, discharges or satisfactions of liabilities, indebtedness or

                       Agreement and Plan of Merger -- 37


obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof;

     (s) Adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (except as contemplated by this Agreement);

     (t) Settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $50,000;

     (u) Amend any term of any outstanding security of the Company or any of its subsidiaries;

     (v) Make any material Tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

     (w) Take any action that would materially delay the consummation of the transactions contemplated hereby or, except to the extent permitted by this
Section 5.1, make any of the representations and warranties untrue or incorrect in any material respect; or

     (x) Agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in Section 5.1 (a) through (w) above.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.1 Stockholder Approval.

          (a) To the extent Company Stockholder Approval of this Agreement is required by the DGCL, the Company will take all action necessary in accordance with the DGCL, the Company's Certificate of Incorporation, as amended, and its By-laws to convene a meeting of Stockholders of the Company (the "Company Stockholders' Meeting") as promptly as practicable following the Offer Closing Date to consider and vote upon the Merger, this Agreement and the transactions contemplated hereby.

          (b) The Proxy Statement shall include the Recommendations of the Board of Directors of the Company to the holders of Company Common Stock, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or Recommendation of this Agreement or the Merger in accordance with Section 6.2.

                       Agreement and Plan of Merger -- 38


          (c) The Company's Board of Directors shall (i) cause the Company to use its reasonable best efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of the Merger, this Agreement and the transactions contemplated hereby and (ii) cause the Company to take all other lawful action reasonably necessary to secure stockholder approval of the Merger, this Agreement and the transactions contemplated hereby.

          (d) Notwithstanding the foregoing, if Merger Sub shall acquire at least 90% of the issued and outstanding Company Common Stock in the Offer, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders in accordance with Section 253 of the DGCL.

          (e) To the extent Company Stockholder Approval is required by the DGCL, the Company shall prepare a preliminary Proxy Statement relating to the Company Stockholders' Meeting and a form of proxy for use at the Company Stockholders' Meeting relating to the vote of the holders of the Company Common Stock with respect to the Merger, this Agreement and the transactions contemplated hereby. The Company shall cause the preliminary Proxy Statement to be filed with the SEC at the earliest practicable date following the Offer Closing Date. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use its reasonable best efforts to respond to the comments of the SEC and, to the extent comments of the SEC relate to Parent or Merger Sub, Parent and Merger Sub shall use their reasonable best efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC and Parent and Merger Sub shall provide the Company with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the SEC the definitive Proxy Statement and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon thereafter as practicable. The Company shall cause the Proxy Statement to be mailed to record holders of Company Common Stock as promptly as practicable after clearance by the SEC.

          (f) Parent and Merger Sub agree to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Merger Sub or any affiliate of Parent, or with respect to which Parent, Merger Sub or any affiliate of Parent exercise voting control, to be voted in favor of the approval and adoption of the Merger and this Agreement.

                       Agreement and Plan of Merger -- 39


     SECTION 6.2 No Solicitation.

     (a) Subject to Section 6.2(b), from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries, authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,
(i) solicit, initiate or take any action to facilitate or encourage any Acquisition Proposal (as defined below) or make any inquiries or make any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

     (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that, subject to the Company's compliance with Section 6.2(a)(i), makes (and may continue such discussions and negotiations until such third party withdraws) a bona fide Acquisition Proposal that the Special Committee of the Board of Directors of the Company reasonably determines constitutes a Superior Proposal (as defined below), provided, however, that in the event the Company is contacted by a third party (whether or not such third party has had previous discussions or negotiations with the Company) and such third party indicates that it is interested in acquiring all or a portion of the Company, but an Acquisition Proposal is not made, the Company may nevertheless provide such third party with a copy of the Confidentiality Agreement (as defined in Section 6.4) and a copy of this Agreement, (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries, (iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent and Merger Sub its Recommendations, and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in the case of (i), (ii), (iii) and (iv) (1) neither the Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in Section 6.2(a)(i), (2) the Board of Directors of the Company determines in good faith (based on the written opinion of its outside legal counsel) that the failure to take such action could result in a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any nonpublic information to, or entering into any discussions with, such person or group, the Company gives Parent at least two business days advance written notice of the identity of such person or group and if and when an Acquisition Proposal has been made all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into

                       Agreement and Plan of Merger -- 40


discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement (as defined in Section 6.4), (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) and (5) the Company keeps Parent informed on a prompt basis (no less regularly than on a daily basis) of the status of any such Acquisition Proposal including notifying Parent promptly (no less regularly than on a daily basis) of any material changes to the terms and conditions of any such Acquisition Proposal. The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of non-public information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2 by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

     For purpose of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of Company Common Stock on terms that the Special Committee (as defined below) of the Company's Board of Directors determines in their good faith judgement (based, with respect to consideration payable, on the opinion of the Special Committee's (as defined below) financial advisor) to be (x) more favorable to the Company's stockholders than as provided hereunder, (y) reasonably capable of being completed and (z) if financing is necessary in order to consummate such Superior Proposal, supported by available financing or a financing commitment letter or "highly confident" letter from a nationally recognized investment banking firm or nationally recognized lending institution; provided, however, that any such letter not be subject to any non-traditional conditions (including, without limitation, any due diligence condition or any condition relating to the financial condition or operating results of any party).

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license other than in the ordinary course of business, acquisition, or disposition of more than 15% of the consolidated assets of the

                       Agreement and Plan of Merger -- 41


Company; (C) any liquidation or dissolution of the Company or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

     For purposes of this Agreement, the "Special Committee" shall mean a committee of the Company's Board of Directors comprised solely of members of the Company's Board of Directors who are directors on the date hereof and who are otherwise not (1) employees, officers, directors, appointees, nominees or affiliates of Volt or any of its affiliates (other than the Company), Parent or Merger Sub or any of their affiliates, or (2) employees or officers of the Company.

     SECTION 6.3 Obligations of Merger Sub. Parent will cause Merger Sub to perform its obligations under this Agreement, including, without limitation, paying the Offer Consideration, and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.4 Confidentiality; Access to Information.

     (a) The parties acknowledge that the Company and Parent have previously executed the mutual Confidentiality Agreement, dated as of December 21, 2000 (as supplemented by a letter agreement dated August 16, 2001) between the Company and Parent, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Without limiting the provisions of Section 6.4(a), the Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books and records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. No information or knowledge obtained in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

     SECTION 6.5 Public Disclosure. Parent and the Company will consult with each other and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, Merger, this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or an Acquisition Proposal, except (i) as required by law or legal process, (ii) in connection with obtaining any requisite governmental approvals, or (iii) in connection with obligations pursuant to any requirement of any national securities exchange or national securities quotation system. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

                       Agreement and Plan of Merger -- 42


     SECTION 6.6 Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the Transaction Option Agreement and the Stockholders' Agreements, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, the Transaction Option Agreement and the Stockholders' Agreements, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in the Annex A and Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including with respect to antitrust matters, if required) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Option Agreement or the Stockholders' Agreements or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, except pursuant to the Transaction Option Agreement and the Stockholders' Agreements, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or the Company or its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

     (b) Each of the Company and Parent will give prompt notice to the other of
(i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby,
(iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement, the Transaction Option Agreement or the Stockholders' Agreements becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Transaction Option Agreement or the Stockholders'

                       Agreement and Plan of Merger -- 43


Agreements, in each case, such that the conditions set forth in the Annex A or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, the Transaction Option Agreement or the Stockholders' Agreements. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement, the Transaction Option Agreement or the Stockholders' Agreements becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Transaction Option Agreement or the Stockholders' Agreements, in each case, such that the conditions set forth in the Annex A or Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, the Transaction Option Agreement or the Stockholders' Agreements.

     SECTION 6.7 Indemnification.

     (a) For six (6) years after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the Company Charter Documents in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. It is understood that, unless made by a court, any determination as to whether a person seeking indemnification pursuant to this
Section 6.7 has met any applicable legal standard for indemnification shall be made by a committee consisting of at least two of Parent's independent directors.

     (b) The Company shall purchase, effective on the Offer Closing Date, a "run-off" insurance policy of the Company's current directors' and officers' insurance and indemnification policy with the maximum aggregate limit of liability that can be obtained for a premium of $150,000 covering claims that may be made during a period of six (6) years after the Offer Closing Date against those who are directors and officers of the Company prior to the Effective Time for events occurring on or prior to the Effective Time, with retention and co-insurance amounts no greater than the minimum amounts required by Delaware state law. Such policies may be subject to such customary conditions and exclusions.

     (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.7, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 6.7; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation shall remain liable for all of their respective obligations under this Agreement.

                       Agreement and Plan of Merger -- 44


     (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 6.8 Takeover Statutes; Rights Plan. If any takeover statute or "poison pill" shareholder rights plan is or may become applicable to the Offer or Merger or the other transactions contemplated by this Agreement, the Transaction Option Agreement or the Stockholders' Agreements, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Transaction Option Agreement and the Stockholders' Agreements and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions or to make such rights plan inapplicable to Parent and Merger Sub in connection with the transactions contemplated by this Agreement, the Transaction Option Agreement and the Stockholders' Agreements. The Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar anti takeover plan or take any other action that would impede or prevent completion of the Offer, the Merger, this Agreement, the Transaction Option Agreement or the Stockholders' Agreements.

     SECTION 6.9 Certain Employee Benefits. From and after the Offer Closing Date, Parent shall cause the Company and the Surviving Corporation to honor and satisfy all obligations and liabilities that an employee of the Company and its subsidiaries has as of the Offer Closing Date under any Employee Plan. Notwithstanding the preceding sentence, Parent shall have the right to amend or terminate any Employee Plan at any time after the Offer Closing Date, in accordance with its terms and applicable Legal Requirements; provided however, that to the extent permitted under applicable Legal Requirements, employees of the Company and its subsidiaries as of the Offer Closing Date will be granted credit for all service with the Company and its subsidiaries only for purposes of determining eligibility under each employee benefit plan, program or arrangement of Parent or its affiliates in which such employees are eligible to participate (except under or with respect to any employee savings plan (e.g. 401(k) plan), pension plan and any post-retirement medical plan). The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the employees of the Company and its subsidiaries, their heirs and their representatives.

     SECTION 6.10 Employment and Other Agreements. The Company agrees to cooperate with Parent in its efforts to negotiate agreements with key employees identified by Parent between the date hereof and the Effective Time.

     SECTION 6.11 Transfer Tax. The Company, Merger Sub and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be the responsibility of the holders of the Company Common Stock.

                       Agreement and Plan of Merger -- 45


     SECTION 6.12 Termination of Certain Agreements On or prior to the Offer Closing Date, the Company shall have terminated (i) the Agreement and Plan of Merger dated October 5, 1995 and as amended as of November 10, 1995 and December 7, 1995 between Volt, Autologic, Incorporated and Information International, Inc. and (ii) the Registration Rights Agreement dated January 19, 1996 between the Company and Volt.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by the DGCL, the Company Stockholder Approval shall have been obtained; provided, however, that no party shall entitled to assert the failure of this condition if such party breaches its obligations under Section
6.1 hereof;

     (b) Merger Sub shall have accepted for payment and paid for all of the Shares tendered pursuant to the Offer; provided that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if Merger Sub materially breaches its obligations under Section 1.1 hereof or fails to purchase the Shares pursuant to the Offer in breach of its obligations under this Agreement; and

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

                                  ARTICLE VIII

                                   TERMINATION

     SECTION 8.1. Termination. This Agreement may be terminated and the Offer and Merger abandoned at any time prior to the Offer Closing Date or the Effective Time, as set forth below, notwithstanding Company Stockholder
Approval:

          (a) prior to the Effective Time, by mutual written consent of Parent and the Company (after the Offer Closing Date, subject to Section 1.4(b) hereof) for any reason;

          (b) prior to the Effective Time, by Parent or the Company if there shall be any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger;

                       Agreement and Plan of Merger -- 46


          (c) prior to the Offer Closing Date, by the Company if (i) the representations and warranties of the Parent and Merger Sub set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate materially impairs Parent and Merger Sub's ability to consummate the Offer and the Merger or (ii) either Parent or Merger Sub shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given by the Company to Parent or Merger Sub and (y) the Termination Date;

          (d) prior to the Offer Closing Date, by Parent if (i) the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a Material Adverse Effect on the Company , or (ii) the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure, in the case of (i) or (ii), is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given by Merger Sub to the Company and
(y) the Termination Date;

          (e) prior to the Effective Time, by Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), if required, the Company Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if it has failed to vote as specified in
Section 6.1(f));

          (f) prior to the Effective Time, by the Company, if, prior to the adoption of this Agreement at the Company Stockholders' Meeting, the Board of Directors of the Company shall have approved, and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if prior to termination under this subsection (f) (i) the Company is not then in breach of Section 6.2, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement, (iii) during the ten (10) business day period after the Company's notice: (A) the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Parent to attempt to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the ten (10) business day period referred to above, and (v) no termination pursuant to

                       Agreement and Plan of Merger -- 47


this Section 8.1(f) shall be effective unless the Company shall simultaneously make the payment of the termination fee required by Section 8.4 and certain expenses of Parent and Merger Sub as required by Section 8.3(b);

          (g) prior to the Offer Closing Date, by the Company, (x) if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to December 31, 2001; provided, however, that the Company's right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to the Company if the Company is in material breach of this Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated;

          (h) prior to the Offer Closing Date, by Parent, (x) if the Offer shall have expired or have been withdrawn or terminated without any shares of Company Common Stock being purchased thereunder, whether or not the Offer has commenced, or (y) if no shares of Company Common Stock have been purchased thereunder on or prior to December 31, 2001; provided, however, that Parent's right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Parent if Parent or Merger Sub is in material breach of this Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated; or

          (i) prior to the Offer Closing Date, by Parent, if the Company's Board of Directors (i) shall have withdrawn or modified in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement or the transactions contemplated thereby or its Recommendations, (ii) shall have recommended an Acquisition Proposal or (iii) shall have adopted any resolution to effect any of the foregoing.

     SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in
Section 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 8.3 and 8.4 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

      SECTION 8.3.  Fees and Expenses.

     (a) If the Offer is not consummated, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, Parent shall be responsible for the insurance premium provided for in Section 6.7(b) and all of the Company's fees and expenses (including legal, accounting and investment banking fees and expenses) up to a maximum of $750,000, which limit shall include any amounts paid by the Company (whether before or after the date of this Agreement). Subject to such limit, Parent or the Company shall pay or reimburse Volt for any amounts paid by Volt on behalf of the Company and not taken into account in calculating the Offer Consideration.

                       Agreement and Plan of Merger -- 48


          (b) Upon the termination of this Agreement by the Company pursuant to
Section 8.1(f) or Section 8.1(i), the Company shall reimburse Parent for actual, documented out-of-pocket expenses of Parent and Merger Sub incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisors) in an aggregate amount not to exceed $350,000.

          (c) The expenses to be reimbursed pursuant to Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent or by check if Parent fails to designate an account, in either case within ten (10) days following written demand from Parent to the Company.

     SECTION 8.4 Termination Fee. The Company shall pay Parent $1,486,030 if:
(i) this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(i) or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) and on or prior to the 180th day after the date of termination the Company enters into a definitive agreement providing for a Qualified Acquisition and on or prior to the first anniversary of the date of termination, such Qualified Acquisition is consummated. Any payment due under
Section 8.4(i) shall be made concurrently with the termination of this Agreement pursuant to Section 8.1(f) or 8.1(i), as the case may be, and any payment due under this Section 8.4(ii) shall be made upon consummation of such Qualified Acquisition, in each case by wire transfer of immediately available funds to an account designated by Parent or, if no wire transfer instructions have been provided to the Company by Parent, by check. A "Qualified Acquisition" shall mean an Acquisition Proposal in which the amount to be received with respect to each share of Company Common Stock equals or exceeds the Merger Consideration.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 9.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time (except that with respect to the representations and warranties made by Company, Parent or Merger Sub herein, such representations and warranties shall terminate on the Offer Closing Date) or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. The Confidentiality Agreement shall survive termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (including, without limitation, the confidentiality obligations herein and Sections 8.2 through 8.4).

     SECTION 9.2. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made, and shall be effective, on the date

                       Agreement and Plan of Merger -- 49


such notices, claims, demands or other communications, as the case may be, are delivered to the recipient thereof in person, by a commercial delivery service or by facsimile (receipt confirmed) at the following addresses or facsimile numbers:

         (a) If to Parent or Merger Sub:

                        Agfa Corporation
                        200 Ballardvale Street
                        Wilmington, MA 01887
                        Attn: Robert K. Sarafian, Esq.
                              Tel: (978) 284-5403
                              Fax: (978) 658-5168

             With a copy to:

                        Testa, Hurwitz & Thibeault, LLP
                        125 High Street
                        Boston, MA 02110
                        Attn: Mitchell S. Bloom, Esq.
                              Tel: (617) 248-7000
                              Fax: (617) 248-7100

         (b) If to the Company:

                        Autologic Information International, Inc.
                        1050 Rancho Conejo Boulevard
                        Thousand Oaks, CA 91329
                        Attn: Alvin Brunner
                               Tel: (805) 498-9611
                               Fax: (805) 499-1167

             With a copy to:

                        Jenkens & Gilchrist Parker Chapin LLP
                        The Chrysler Building
                        405 Lexington Avenue
                        New York, NY 10174
                        Attn: Richard A. Rubin, Esq.
                              Tel: (212) 704-6130
                              Fax: (212) 704-6288

             With a copy to :

                        Mahoney Hawkes LLP
                        The Heritage on the Garden
                        75 Park Plaza

                       Agreement and Plan of Merger -- 50


                        Boston, Massachusetts 02116
                        Attention:  Brian W. LeClair, Esq.
                              Tel.: (617) 457-3100
                              Fax: (617) 457-3125

or to such other addresses as the person to whom such notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (subject to Section 1.4(b)) at any time prior to the Effective Time; provided, however, that, after obtaining Company Stockholder Approval, if necessary, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.4. Waiver. At any time prior to the Effective Time, subject to
Section 1.1(b) and to the extent legally permitted, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law),
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.5 Interpretation; Certain Defined Terms.

     (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. References to this Agreement include all Schedules and Annexes attached hereto.

     (b) For purposes of this Agreement, the terms "knowledge" or "knows" mean with respect to a party hereto, with respect to any matter in question, that any of the officers (or, with respect to foreign entities, persons performing similar functions) of such party has actual knowledge of such matter, after reasonable inquiry of such matter.

     (c) For purposes of this Agreement, "Offer Closing Date" means the date on which Merger Sub first accepts for payment and pays for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

     (d) For purposes of this Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such

                       Agreement and Plan of Merger -- 51


changes, events, circumstances, occurrences and effects is materially adverse or may reasonably be expected to be materially adverse to the business, properties, financial condition, assets, including intangible assets, prospects, capitalization or results of operations of such entity and its direct and indirect subsidiaries taken as a whole; provided, that the following shall not be taken into account in determining whether there has been or would be a material adverse change or effect: (i) any adverse change or effect resulting from the announcement or pendency of the Offer or the Merger and (ii) any adverse change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board.

     (e) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (f) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     (g) For purposes of this Agreement, "Termination Date" means March 1, 2002; provided, however, that if on March 1, 2002 the only condition to the Offer set forth on Annex A attached hereto that has not been satisfied or waived is the condition that any applicable regulatory approvals shall been obtained prior to the expiration of the Offer, then the term "Termination Date" shall mean May 1, 2002.

     SECTION 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     SECTION 9.7 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Transaction Option Agreement, the Stockholders' Agreements, the Confidentiality Agreement, the Company Disclosure Schedule and Annex A attached hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.7 and Section 6.9.

     SECTION 9.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void

                       Agreement and Plan of Merger -- 52


or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, unless the parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     SECTION 9.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     SECTION 9.12 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.13 Jurisdiction . Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to the jurisdiction of said court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                                  * * * * *

                       Agreement and Plan of Merger -- 53


     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.


                                    AGFA CORPORATION


                                    By:_________________________________
                                      Name:
                                      Title:


                                    AUTOLOGIC ACQUISITION CORP.


                                    By:_________________________________
                                      Name:
                                      Title:


                                    AUTOLOGIC INFORMATION INTERNATIONAL, INC.


                                    By:__________________________________
                                      Name:
                                      Title:

                       Agreement and Plan of Merger -- 54


ANNEX A

     The capitalized terms used in this Annex A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of September 25, 2001 among Parent, Merger Sub and the Company (the "Merger Agreement") to which this Annex A is attached.

                             CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or payment for any Shares tendered, and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, by the expiration of the Offer (as it may be extended in accordance with Section 1.1 of the Merger Agreement) (i) the Minimum Condition shall not have been satisfied; (ii) any regulatory approvals required by any Governmental Authority shall not have been obtained or (iii) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events has occurred and continues to exist as of the scheduled expiration date of the Offer (as it may be extended in accordance with Section 1.1 of the Merger Agreement), unless the failure of the conditions set forth in clauses (i), (ii) or (iii) are the result of a material breach by Parent or Merger Sub of any of their obligations under the Merger Agreement:

     (A) There shall have been threatened by any Governmental Authority, or instituted or pending any action, proceeding, review, investigation, application or counterclaim by or before any court or Governmental Authority (other than actions, proceedings, applications or counterclaims filed or initiated by or on behalf of Parent or Merger Sub or any of their affiliates), which (i) seeks to challenge the acquisition by Merger Sub of the Shares, restrain, prohibit or delay the making or consummation of the Offer or the Merger or any other merger or business combination involving Merger Sub or any of its affiliates and the Company or any of its subsidiaries, prohibit the performance of any of the contracts or other agreements entered into by Parent, Merger Sub or any of their affiliates in connection with the acquisition of the Company or the Shares, or obtain any damages in connection with any of the foregoing, (ii) seeks to make the purchase of or payment for, some or all of the Shares pursuant to the Offer, the Merger or otherwise, illegal, (iii) seeks to impose limitations on the ability of Merger Sub or the Company or any of their respective affiliates or subsidiaries effectively to acquire or hold, or requiring Merger Sub, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Merger Sub or its affiliates or the Company or its subsidiaries, or impose limitations on the ability of Merger Sub, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate all or any portion of their businesses and assets as heretofore conducted, owned or operated, (iv) seeks to impose or may result in material limitations on the ability of Merger Sub or any of its affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary

                       Agreement and Plan of Merger -- 55


directly or indirectly owned by the Company, (v) is reasonably likely to result in a material diminution in the benefits expected to be derived by Parent and Merger Sub as a result of the transactions contemplated by the Offer, including the Merger, or (vi) seeks to impose voting, procedural, price or other requirements in addition to those under DGCL and federal securities laws (each as in effect on the date of the Offer to Purchase) or any material condition to the Offer that is unacceptable (in its reasonable judgment) to Parent and Merger Sub; or

     (B) There shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any domestic, foreign or supranational government or any governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, order or injunction that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (A) above; or

     (C) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) for a continuous period of four (4) days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any U.S. or foreign Governmental Entity on the extension of credit by banks or other lending institutions in the United States,
(iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent, Parent's subsidiaries, the Company or the Company's subsidiaries, or (v) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

     (D) the representations and warranties of the Company contained in Article III of the Merger Agreement (without giving effect to any materiality limitations contained therein) shall fail to be true and correct (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a Material Adverse Effect on the Company; or

     (E) The obligations of the Company contained in the Merger Agreement shall not have been performed or complied with in all material respects by the Company; or

     (F) The Merger Agreement shall have been terminated in accordance with its terms; or

     (G) The Company's Board of Directors (i) shall have withdrawn or modified in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement or the transactions contemplated thereby or its Recommendations, (ii) shall have recommended an Acquisition Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; or

                       Agreement and Plan of Merger -- 56


     (H) There shall have occurred a Material Adverse Change in the Company;

in any such case, which, in the reasonable judgment of Merger Sub in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub other than any action or inaction by Parent or Merger Sub constituting a breach of the Merger Agreement) giving rise to any condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Merger Sub and its affiliates and may be asserted by Merger Sub regardless of the circumstances (other than any action or inaction by Parent, Merger Sub or any of their affiliates) giving rise to any such condition or may be waived by Merger Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.